Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of the 23rd day of January, 2001, by and between MALACHI MATTRESS AMERICA, INC., a Delaware corporation (the “Company”), and GARY T. FAZIO (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee (collectively “the Parties”) desire to enter into this Employment Agreement (the “Agreement”) as hereinafter set forth;

NOW, THEREFORE, the Company and Employee agree as follows:

1.                                       EMPLOYMENT TERM.

(a)                                  During the period specified in Subsection 1(b) hereof (the “Employment Term”), the Company shall employ the Employee, and the Employee shall serve the Company, as its President, Chief Executive Officer, and non-voting Chairman of the Board of Directors, based on the terms and subject to the conditions set forth herein.

(b)                                 The Employment Term shall:

(i)                                     be for an initial two (2) year term commencing on January 25, 2001; provided, however, that such term shall automatically be extended one calendar day for each calendar day of this Agreement that the Employee is employed by the Company, so that the remaining Employment Term shall always be two (2) years;

(ii)                                  provided that the Employment Term may terminate as provided in Section 4 hereof prior to the date specified above in this Subsection 1(b).

2.                                       POSITION, DUTIES, AND RESPONSIBILITIES.  At all times during the Employment Term, the Employee shall:

(a)                                  Hold the position of President and Chief Executive Officer reporting to the full Board of Directors of the Company (the “Board”), and not to any single individual or to a committee of less than the full Board [except as provided in Section 2(g) hereof], and also serve as the non-voting Chairman of the Board.  As non-voting Chairman of the Board, the Employee shall (i) receive due notice of and be entitled to attend all meetings of the Board, (ii) receive all information provided to the Board, (iii) participate in all Board discussions, (iv) preside at Board meetings, and (v) prepare Board meeting agendas;

(b)                                 Have those duties and responsibilities, and the power and authority, customarily possessed by the President and Chief Executive Officer of a corporation and such additional duties as may be assigned to the Employee from time to time by the Board which are consistent with the position of President and Chief Executive Officer;

(c)                                  Adhere to such reasonable written policies and directives, and such reasonable unwritten policies and directives as are of common knowledge to executive officers of the Company, in all cases as may be promulgated from time to time by the Board and which are applicable to executive officers of the Company and consistent with the Employee’s position as President and Chief Executive Officer;

(d)                                 Invest in the Company only in accordance with any insider trading policy of the Company in effect at the time of the investment;

(e)                                  Devote the Employee’s entire business time, energy, and talent to the business, and to the furtherance of the purposes and objectives, of the Company, and neither directly nor indirectly act as an employee of or render any business, commercial, or professional services to any other person, firm or organization for compensation, without the prior written approval of the Board.  Nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time to charitable and community activities or the management of the Employee’s investment assets, provided such activities do not interfere with the performance by the Employee of the Employee’s duties hereunder;

(f)                                    Have reporting solely to him all employees of the Company, either directly or indirectly through other employees reporting solely to him; and

(g)                                 During the first six (6) months of the Employment Term all Company policy and significant business decisions must be approved by the operating committee established by the Board.  The Employee shall be a member of that committee.

3.                                       SALARY, BONUS AND BENEFITS.  For services rendered by the Employee on behalf of the Company, during the Employment Term the following salary, bonus and benefits shall be provided to the Employee by the Company:

(a)                                  The Company shall pay to the Employee, in equal installments, according to the Company’s then current practice for paying its executive officers in effect from time to time during the Employment Term, but in no case less frequently than monthly, an annual base salary at the initial rate of Three Hundred Thousand Dollars ($300,000).  This salary shall be subject to annual review by the Board or the Human Resources Committee of the Board (the “Committee”) and may be increased, but not decreased, to the extent, if any, that the Committee may determine.

(b)                                 The Employee shall participate in the Company’s annual bonus system (the “Bonus Plan”) in accordance with the provisions of that Plan as in effect as of the date of this Agreement.  The Employee’s “target annual bonus”, as established by the Board or the Committee under the Bonus Plan as of the date of this Agreement, shall be sixty percent (60%) of annual base salary (such percentage, the “Target Annual Bonus Percentage” and such bonus, the “Target Bonus”), with a range of zero percent (0%) to one hundred twenty percent (120%) of annual base salary based on achievement of financial targets established annually under the Bonus Plan by the Board or the Committee.  The Employee is guaranteed a minimum bonus for his first fiscal year with the Company of one hundred thousand dollars ($100,000).

(c)                                  Within thirty (30) days hereof, the Employee shall be granted options (the “Options”) to purchase two hundred fifty thousand (250,000) shares of the Company’s common stock (the “Shares”) at a price per Share which is equal to an eight (8) times multiple of the Company’s twelve (12) months trailing EBITDA, less debt, divided by the fully diluted number of outstanding Shares (all as of January 28, 2001 and based on the Company’s performance for the fiscal year which ends on January 28, 2001).  The Company’s stock option plan under which these Options are to be granted shall be consistent with this Agreement and essentially similar to the Employee’s current employer’s stock option plan.  However, that stock option plan shall not require that the Options granted pursuant to this Agreement and the Shares acquired from those Options be sold to the Company or any other entity for a price below fair market value at the time of any such sale.  These Options shall have a ten-year life and shall vest at the rate of 20% per year, with the first 20% vesting on January 25, 2002.  These Options, at the sole discretion of the Employee, may be exercised by the Employee on a “cashless” basis in accordance with their terms (including vesting requirements) if the Employee terminates his employment with the Company for “Good Reason” (as defined below) or if the Company terminates his employment without “Cause” (as defined below).  In addition, these Options shall fully vest if the Employee is employed by the Company under this Agreement at the time that an entity or entities unrelated to the current shareholders of the Company directly or indirectly acquire more than fifty percent (50%) of the outstanding shares of the voting stock of the Company or acquire all or substantially all of the assets of the Company (“Sale of the Company”).

(d)                                 During the period that the Employee is employed by the Company under this Agreement, the Company shall not enter into an agreement for the Sale of the Company, unless the Company provides the Employee the opportunity to participate in such transaction with respect to his Options and the Shares subject to his Options on the same terms and conditions available to all holders of Company common stock participating in such transaction.

(e)                                  The Employee shall be eligible for participation in the current Company provided executive benefits as outline in Exhibit A attached hereto but modified, as to the Employee, to provide the Employee term life insurance in an amount at least equal to one and one half times his base annual salary (initially $450,000 of coverage), a vehicle allowance of at least six hundred fifty dollars ($650) per month, and at least five (5) weeks of paid vacation per year.  The Employee shall also be eligible for participation in such other benefit plans as the Board may adopt from time to time and in which the Company’s executive officers are eligible to participate.  Such participation shall be subject to the terms and conditions set forth in the applicable plan documents.  The employee shall not be entitled to duplicative payments under this Agreement and any other Company benefit plans, including severance benefits.

(f)                                    The Company shall reimburse the Employee for up to sixty (60) days of reasonable commuting and temporary living expenses related to the commencement of his employment with the Company.  The Employee’s expenses of commuting to and living in the Houston area after such initial sixty (60) days shall not be reimbursed by the Company.  If the Employee remains employed by the Company until July 25, 2001, on that date the Company shall pay him a lump sum of one hundred thirty-five thousand dollars ($135,000) as a relocation allowance and shall then have no further obligation to pay any expenses of the Employee in relocating from North Carolina to the Company’s headquarters area.  The amount of the Relocation Allowance may be reduced by all applicable tax withholding amounts, and will not be grossed up by the Company for taxes.

4.                                       TERMINATION OF EMPLOYMENT.  As indicated in Subsection 1(b)(ii), the Employment Term may terminate prior to the date specified in Subsection 1(b)(i) as follows:

(a)                                  The Employee’s employment hereunder will terminate without further notice upon the death of the Employee.

(b)                                 The Company may terminate the Employee’s employment hereunder effective immediately upon giving written notice of such termination for “Cause”.  For these purposes, “Cause” shall mean the following:

(i)                                     Commission by the Employee (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony;

(ii)                                  Commission by the Employee of a material breach or material default of any of the Employee’s agreements or obligations under any provision of this Agreement, including, without limitation, the

Employee’s agreements and obligations under Subsections 2(a) through 2(e) and Sections 8 and 9 of this Agreement, which is not cured in all material respects within thirty (30) days after the Board has given such written notice thereof to the Employee, which notice must be given by the Board within sixty (60) days after the Board’s first knowledge of an event causing such material breach or material default; or

(iii)                               Commission by the Employee, when carrying out the Employee’s duties under this Agreement, of acts or the omission of any act, which both:  (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

(c)                                  The Employee’s employment hereunder may be terminated by the Company upon the Employee’s disability, if the Employee is prevented from performing the Employee’s duties hereunder by reason of physical or mental incapacity for a period of one hundred eighty (180) consecutive days in any period of two consecutive fiscal years of the Company, but the Employee shall be entitled to full compensation and benefits hereunder until the close of such one hundred and eighty (180) day period.

(d)                                 The Company may terminate the Employee’s employment hereunder without Cause at any time upon thirty (30) days written notice.

(e)                                  The Employee may terminate employment hereunder effective immediately upon giving written notice of such termination for “Good Reason”, as defined in Subsection 4(g) below, if:

(i)                                     the Employee has given the detailed written notice of such “Good Reason”, as required under 4(g) below, within sixty (60) days after the first knowledge of an event causing such “Good Reason” and

(ii)                                  the Company has failed to cure the “Good Reason” within thirty (30) days after the Employee has given the detailed written notice of such “Good Reason”.

(f)                                    The Employee may terminate employment hereunder without Good Reason at any time upon thirty (30) days written notice, without any liability or obligation of the Employee to the Company arising from such termination.

(g)                                 For purposes of this Agreement, “Good Reason” means any of the following items continuing for thirty (30) days after the Employee has given each member of the Company’s Board of Directors detailed written notice of:  (i) any failure to pay when due either the annual base salary of the Employee of at least three hundred thousand dollars ($300,000), the Employee’s guaranteed bonus of $100,000 for the first year of the Employment Term, or the Target Annual Bonus Percentage or maximum annual bonus percentage applicable to the Employee under the Bonus Plan, (ii) any material reduction in the position, authority or office of the Employee, (iii) any material reduction in the Employee’s responsibilities or duties for the Company, (iv) any material adverse change or reduction in the aggregate benefits provided to the Employee by the Company as of the start of his employment with the Company (provided that any material reduction in such benefits that is required by law or applies generally to all senior employees of the Company shall not constitute “Good Reason” as defined hereunder), (v) any relocation of the Employee’s principal place of work with the Company currently in Houston, Texas to a place involving materially longer travel than from Charlotte, North Carolina, or (vi) the material breach or material default by the Company of any of its agreements or obligations under any provisions of this Agreement.  The Parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity provided the Employee continues to serve in the position set forth in Section 2 above of such subsidiary or division and such subsidiary or division is comparable or greater in size to the organization consisting of the Company and its subsidiaries.

5.                                       SEVERANCE COMPENSATION.  If the Employee’s employment is terminated, the following severance provisions will apply:

(a)                                  If the Employee’s employment is terminated by the Company other than for Cause or is terminated by the Employee for Good Reason, then, through the remaining Employment Term as specified in Subsection 1(b) hereof, determined without regard to Subsection 1(b)(ii) hereof (such remaining Employment Term calculated without regard to Subsection 1(b)(ii), and without regard to whether the Employee elects accelerated payments of the Employee’s annual base salary and bonus in accordance with Subsection 5(a)(v), is hereinafter referred to as the “Payment Term”), the Company shall:

(i)                                     continue to pay the Employee’s annual base salary in the then prevailing amount and at the times specified in Subsection 3(a) hereof;

(ii)                                  regardless of the achievement of financial targets established annually by the Board, pay the Employee an amount equal to one (1) year’s full Target Bonus for the Employee, such payment shall be made on the date that annual bonuses are normally paid by the Company to its senior executives; and

(iii)                               continue in effect any medical and dental coverage, any disability protection, any life insurance protection (including life insurance protection being paid for by the Employee) and car allowance hereunder being provided to the Employee immediately prior to the Employee’s termination of employment, or if any of such benefits have decreased during the one year period ending on the Employee’s termination of employment, at the highest level in effect during such one year period;

(iv)                              pay for executive outplacement services for the Employee from Drake, Beam & Morin or a similar nationally recognized executive outplacement firm selected by the Company, such services shall be at the level provided for chief executive officers of similar size corporations, provided that such outplacement services will be provided for a one year period commencing on the date of termination of employment regardless of the Payment Term;

(v)                                 In lieu of the payments described in Subsections 5(a)(i) and 5(a)(ii) hereof, at the Employee’s request, submitted in writing to the Company within twenty (20) business days after the date of the Employee’s termination of employment, the Company shall pay the total of the Employee’s annual base salary payments described in Subsection 5(a)(i), discounted for the time value of money using the then prime rate, plus the amount provided in Subsection 5(a)(ii), such payment shall be made in a single sum within forty-five (45) days following the Employee’s termination of employment; and

(b)                                 If the Employee’s employment hereunder terminates due to the Employee’s termination by the Company for Cause, due to the death or disability of the Employee, or due to the termination by the Employee other than for Good Reason, then no further compensation or benefits will be provided to the Employee by the Company under this Agreement following the date of such termination of employment other than payment of compensation earned to the date of termination of employment but not yet paid.  As more fully and generally provided in Section 15 hereof, this Subsection 5(b) shall not be interpreted to deny the Employee any benefits to which he may be entitled under any plan or arrangement of the Company applicable to the Employee.  Likewise, this Subsection 5(b) shall not be interpreted to entitle the Employee to a bonus under the Bonus Plan following his termination of employment except as provided in the Bonus Plan.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, other than Section 15 hereof, if the Employee breaches any of the Employee’s obligations under Section 8 or 9 hereof, no further severance payments or other benefits will be payable to the Employee under this Section 5.

6.                                       SEVERANCE PLAN.  It is the intention of the Parties that this Agreement provide the sole severance benefit to the Employee.  The severance benefits under this Agreement shall be in lieu of any other severance benefits payable under any other severance benefit plan of the Company.

7.                                       PLAN AMENDMENTS.  To the extent any provisions of this Agreement modify the terms of any existing plan, policy or arrangement affecting the compensation or benefits of the Employee, as appropriate (a) such modification as set forth herein shall be deemed an amendment to such plan, policy or arrangement as to the Employee, and both the Company and the Employee hereby consent to such amendment, (b) the Company will appropriately modify such plan, policy or arrangement to correspond to this Agreement with respect to the Employee, or (c) the Company will provide an “Alternative Benefit,” as defined in Section 13 hereof, to or on behalf of the Employee in accordance with the provisions of such Section 13.

8.                                       CONFIDENTIAL INFORMATION.  The Employee agrees that the Employee will not, during the Employment Term or at any time thereafter, either directly or indirectly, disclose to make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company that the Employee may acquire in the performance of the Employee’s duties hereunder (except in good faith in the ordinary course of business for the Company to a person who will be advised by the Employee to keep such information confidential) or make use of any of such confidential information except in the performance of the Employee’s duties or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires the Employee to divulge, disclose or make accessible such information.  In the event that the Employee is so ordered, the Employee shall so advise the Company in order to allow the Company the opportunity to object to or otherwise resist such order.  Upon the termination of the Employee’s employment with the Company, the Employee agrees to deliver forthwith to the Company any and all proprietary literature, documents, correspondence, and other proprietary materials and records furnished to or acquired by the Employee during the course of such employment.  In the event of a breach or threatened breach of this Section 8 by the Employee, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and the Company will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

9.                                       NON-COMPETITION.  In consideration of this Agreement, the Employee agrees that, during the period of the Employee’s employment with the Company, and for one (1) year thereafter, the Employee shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business engaged to a material extent in the sale of (a) mattresses or other bedding products or (b) any other products which constitute more than ten percent (10%) of the Company’s revenues at the time in direct competition with the Company in any market.  The Employee agrees that he will not at any time without the prior written consent of the Company, directly or indirectly solicit or induce any employee, agent, representative, associate, customer, or supplier of the Company to terminate such entity’s relationship with the Company or take any action to interfere with such relationship.  The Employee understands that the foregoing restrictions may limit the Employee’s ability to engage in certain business pursuits during the period provided for above, but acknowledges that the Employee will receive sufficiently higher remuneration and other benefits from the Company hereunder than the Employee would otherwise receive to justify such restriction.  The Employee acknowledges that the Employee understands the effect of the provisions of this Section 9, and that the Employee has had reasonable time to consider the effect of these provisions, and that the Employee was encouraged to and had an opportunity to consult an attorney with respect to these provisions.  The Company and the Employee consider the restrictions contained in this Section 9 to be reasonable and necessary.  Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a court of competition jurisdiction, the Parties intend for such restricitons to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.  In the event of a breach or threatened breach of this Section 9 by the Employee, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and the Company will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

10.                                 NOTICES.  For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  If the notice is to the Company:

Malachi Mattress America, Inc.
Attention:  Chief Financial Officer
5815 Gulf Freeway
Houston, Texas  77023

(b)                                 If the notice is to the Employee:

Gary T. Fazio
172 Tuckertown Road
New London, North Carolina  28127

with a copy to:

Baker and Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio  44114-3485
Attn:  Hewitt B. Shaw, Jr.

or to such other address as either Party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.                                 ASSIGNMENT; BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors, heirs (in the case of the Employee) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.   The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than the Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 11.

The Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Employee’s death by giving the Company written notice thereof.  In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Employee shall be payable to the Employee’s spouse, or if such spouse shall not survive the Employee, to the Employee’s estate.  In the event of the Employee’s death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee’s beneficiary, estate or other legal representative.

12.                                 INVALID PROVISIONS.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the Parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

13.                                 ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS.  In the event this Agreement provides for payments or benefits to or on behalf of the Employee which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Employee would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Employee or other participants therein, the Company may provide the Employee with an “Alternative Benefit,” as defined in this Section 13, in lieu thereof.  The Alternative Benefit is a benefit or payment which places the Employee and the Employee’s dependents in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type.  Furthermore, if such adverse consequence would affect the Employee or the Employee’s dependents, the Employee shall have the right to require that the Company provide such an Alternative Benefit.

14.                                 ENTIRE AGREEMENT, MODIFICATION.  Subject to the provisions of Section 15 hereof, this Agreement contains the entire agreement between the Parties with respect to the employment of the Employee by the Company, as well as with respect to his Company stock and stock options (other than as provided in the Company’s stock option plan and his Company stock option grant agreement) and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether oral or written.  The Employee has no obligation to enter into any shareholders agreement related to the Company or any other agreement regarding his Company stock or stock options.  No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both Parties.

15.                                 NON-EXCLUSIVITY OF RIGHTS.  Notwithstanding the foregoing provisions of Section 14, nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Employee has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries.  Amounts which the Employee or the Employee’s dependents or beneficiaries are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement except as provided in Section 6 hereof with respect to payments under the Executive Severance Benefit Plan if cash payments of annual base salary are made hereunder.

16.                                 WAIVER OF BREACH.  The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other Party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either Party thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

17.                                 GOVERNING LAW.  This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Texas.  The Parties agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

18.                                 TAX WITHHOLDING.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.                                 SUBSIDIARIES AND AFFILIATES.  Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Employee, the Company may provide the compensation and benefits to which the Employee is entitled hereunder through one or more subsidiaries or affiliates; provided, however, that the Company shall in all events remain financially responsible for such compensation and benefits.

20.                                 NO MITIGATION OR OFFSET.  In the event of any termination of employment, the Employee shall be under no obligation to seek other employment.  Amounts due the Employee under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.

21.                                 SOLE REMEDY.  The Parties agree that the remedies of each against the other for breach of this Agreement shall be limited to enforcement of this Agreement and recovery of the amounts and remedies provided for herein.  The Parties, however, further agree that such limitation shall not prevent either Party from proceeding against the other to recover for a claim other than under this Agreement.

22.                                 ARBITRATION.  Any controversy or dispute hereunder, including any dispute relating to the existence of Cause or Good Reason, shall be settled by arbitration in Houston, Texas by an arbitrator that is mutually acceptable to the Company and the Employee.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association.  The cost of any arbitration proceeding hereunder shall be borne equally by the Company and the Employee.  The award of the arbitrator shall be final and binding upon the Parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

23.                                 COMPANY REPRESENTATIONS AND WARRANTIES.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all of the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.  All necessary and appropriate corporate action has been taken by the Company with respect to the execution and delivery of this Agreement.  The undersigned has been duly authorized to execute this Agreement on behalf of and thereby bind the Company.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.

MALACHI MATTRESS AMERICA, INC.

By:	/s/

GARY T. FAZIO - “Employee”

/s/ Gary T. Fazio